Exhibit 99.1

     PRESS RELEASE

For Release:	Immediate
Contact:	Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES PRELIMINARY RESULTS FOR
THE THIRD QUARTER OF FISCAL 2012 AND INITIATES STRATEGIC RESTRUCTURING

■	Net sales up 11%, including 2% base-business growth
■	Diluted EPS from continuing operations of $.54 including negative impact of special items of $.06
■	Bloomfield inefficiencies total $8.2 million
■	Pre-tax cost savings associated with restructuring estimated to be $26 to $31 million in fiscal 2013

ST. LOUIS, MO, August 1, 2012 … In order to supplement the disclosures included in its current report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2012, Ralcorp Holdings, Inc. (NYSE:RAH) today announced preliminary results for the quarter ended June 30, 2012.  These preliminary results include the effects of acquisitions completed during fiscal 2012.

Net sales for the third quarter grew 11% as a result of the acquisitions, as well as higher net pricing in all segments in response to rising commodity costs.  Diluted earnings per share from continuing operations increased from $.28 in the third quarter of fiscal 2011 to $.54 per share for the third quarter of fiscal 2012 and were negatively impacted by $.23 and $.06 per diluted share, respectively, of special charges related to plant closures, merger and integration costs, the accelerated amortization of intangible assets, and the effects of mark-to-market adjustments on economic hedges.

On July 31, 2012, Ralcorp initiated a strategic restructuring to improve organizational effectiveness and reduce costs.  Ralcorp will consolidate its existing Cereal, Pasta, and Snacks, Sauces & Spreads businesses into a single center-store private brand food company.  The business will possess leading positions across 20 food categories with superior scale and capability in sales, marketing, research and development and operations.  As a result of this strategic initiative, the Company expects to generate annual pre-tax cost savings of approximately $26 to $31 million in fiscal 2013.  These savings are incremental to the Company’s ongoing Accelerated Cost Reduction program and will begin in fiscal 2013.  These initiatives are anticipated to result in one-time pre-tax costs of approximately $17 to $22 million consisting of employee separation and related expenses, half of which the Company expects to record in each of fiscal 2012 and fiscal 2013.  Ralcorp expects to complete the strategic restructuring in fiscal 2014.

“Overall, we continue to be impacted by the Bloomfield transition as well as a challenging operating environment, with higher year over year commodity costs and lower volumes,” said Kevin J. Hunt, Chief Executive Officer and President of Ralcorp.  “However, we remain confident in our business strategy and believe that we are well-positioned to compete and seek opportunities to grow despite the challenging environment.  We believe the actions we are taking, both with respect to Bloomfield and the strategic restructuring, will result in a leaner, more cost efficient operation that is more appropriately structured for sustainable, long-term growth.”

The Company expects to provide additional details regarding its third quarter financial results and strategic restructuring initiatives on August 8, 2012.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to affect future price increases, the timing, and expected costs and benefits associated with restructuring activities or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private‐brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready‐to‐eat and hot cereals; nutritional and cereal bars; snack mixes, corn‐based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre‐baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.